Javelin Pharmaceuticals, Inc. Announces Public Stock Offering
CAMBRIDGE, Mass., May 2, 2007 (BUSINESS WIRE) — Javelin Pharmaceuticals, Inc. (Amex: JAV — News) today announced that it intends to offer to sell, subject to market and other conditions, approximately 7,100,000 shares of its common stock in an underwritten public offering. The Company intends to grant the underwriters a 30-day option to purchase up to approximately an additional 1,065,000 shares of its common stock to cover over-allotments. All of the shares are being offered by the Company.
J.P. Morgan Securities Inc. is the book-running manager of the offering. Pacific Growth Equities, LLC, Leerink Swann & Company, Allen & Company LLC, Fortis Securities LLC and Punk, Ziegel & Company are co-managers of the offering.
Information about the offering is available in the prospectus supplement for the offering filed with the Securities and Exchange Commission. Copies of the prospectus supplement can be obtained from J.P. Morgan’s prospectus department at 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245. Attention: Prospectus Department.
A shelf registration statement relating to the securities being offered has been filed with the Securities and Exchange Commission and has become effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Javelin
With US corporate headquarters in Cambridge, MA, and a European office in Cambridge, UK, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.
Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
JAV-E
Javelin Pharmaceuticals, Inc.
Stephen J. Tulipano, CPA, 617-349-4500
Chief Financial Officer
stulipano@javelinpharmaceuticals.com
or
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharmaceuticals.com